Exhibit 99.1

Contact: Samir Ali Vice President, Investor Relations & Corporate Development (281) 647-4035

Diamond Offshore Commences Voluntary Chapter 11 Proceedings To Restructure And Strengthen Balance Sheet

HOUSTON, April 27, 2020 — Diamond Offshore Drilling, Inc. (NYSE: DO) (“Diamond” or “the Company”) today announced that the Company and select subsidiaries have filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”). Diamond intends to use the proceedings to restructure and strengthen its balance sheet and achieve a more sustainable debt profile, while continuing to focus on safe, reliable, and efficient contract drilling services for its global clients.

The Company and its advisors are pursuing negotiations with its key stakeholders regarding a comprehensive restructuring plan to address the capital structure. Diamond has sufficient capital to fund its global operations in the ordinary course and to make continued investments in safety and reliability during the reorganization proceedings and does not require additional postpetition financing at this time.

Marc Edwards, President and Chief Executive Officer, said “After a careful and diligent review of our financial alternatives, the Board of Directors and management, along with our advisors, concluded that the best path forward for Diamond and its stakeholders is to seek chapter 11 protection. Through this process, we intend to restructure our balance sheet to achieve a more sustainable debt level to reposition the business for long-term success.”

Mr. Edwards continued, “Diamond remains focused on maintaining its high standards as it relates to safety and operational excellence during the chapter 11 process. Our clients and vendors should expect business as usual across our organization as our world class team will stay steadfast on our collective goal of providing superior operations that clients have come to expect from Diamond Offshore.”

In addition to Diamond, the following Company subsidiaries are included in the chapter 11 filings:

•	Diamond Offshore Finance Company

•	Diamond Offshore Development Company

•	Diamond Offshore Services Company

•	Diamond Offshore Management Company

•	Diamond Offshore Company

•	Arethusa Off-Shore Company

•	Diamond Offshore General Company

•	Diamond Offshore (Brazil) L.L.C.

•	Diamond Offshore Holding, L.L.C.

•	Diamond Foreign Asset Company

•	Diamond Offshore International Limited

•	Diamond Rig Investments Limited

•	Diamond Offshore Limited

•	Diamond Offshore Drilling (UK) Limited

Additional information regarding the Chapter 11 Cases will be available at http://www.diamondoffshore.com/restructuring. Court filings and information about the claims process are available at https://cases.primeclerk.com/Diamond. Questions should be directed to the Company’s claims agent, Prime Clerk, by email to diamondinfo@primeclerk.com or by phone at +1 877-720-6570 (toll free) or + 1 929-955-3417 (toll).

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Lazard Frères & Co. LLC is serving as financial advisor to the Company.

The Company expects to file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 on or about May 4, 2020. The Company will not issue an earnings press release or hold a conference call to discuss the Company’s first quarter results.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Company representatives may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek” and similar expressions. Forward-looking statements reflect the Company’s current expectations and assumptions regarding its business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and the Company’s current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in the Risk Factors section of the Company’s filings with the Securities and Exchange Commission (the “SEC”). While management believes the Company’s assumptions are reasonable, the Company cautions against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for management to anticipate all factors that could affect the Company’s actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general, the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies that the Debtors may employ to address their liquidity and capital resources, the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases, restrictions on the Debtors due to the terms of any debtor-in-possession credit facility that the Debtors may enter into in connection with the Chapter 11 Cases and restrictions imposed by the Bankruptcy Court, increased legal and other professional costs necessary to execute the Debtors’ restructuring, the trading price and volatility of the Company’s common stock and the effects of the Chapter 11 Cases on the Company’s continued listing on the New York Stock Exchange, the effects and the length of the 2019 novel coronavirus (COVID-19) pandemic and the other factors listed in the Company’s SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by the Company and Company representatives speak only as of the date on which they are made. Factors or events that could cause actual results to differ may emerge from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.